Exhibit 99.1

FOR IMMEDIATE RELEASE

October 26, 2011

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports Third Quarter Results

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), holding company of the 124-year-old IBERIABANK (www.iberiabank.com), reported operating results for the third quarter ended September 30, 2011. For the quarter, the Company reported income available to common shareholders of $17 million and fully diluted earnings per share (“EPS”) of $0.58. The Company completed the acquisitions of OMNI BANCSHARES, Inc. (“OMNI”) and Cameron Bancshares, Inc. (“Cameron”) on May 31, 2011. Financial statements reflect the impact of those acquisitions beginning on that date. The conversions of branch and operating systems of OMNI and Cameron were successfully completed over the weekends of June 18-19 and July 9-10, respectively. The Company incurred pre-tax acquisition and conversion costs equal to $6 million, or $0.12 per share on an after-tax basis. Excluding the acquisition and conversion costs, EPS in the third quarter of 2011 was $0.70 per share.

Daryl G. Byrd, President and Chief Executive Officer of the Company commented, “We are pleased with the progress exhibited in our financial results for the third quarter of 2011. We continue to benefit from strong organic loan and core deposit growth and expanded client market share. Our net interest margin improved significantly during the third quarter, asset quality and capital levels remain very favorable compared to peers, and we are on target to achieve projected synergies associated with our recent acquisitions.” Byrd continued, “We remain very well positioned for this very challenging operating environment.”

Highlights for the Third Quarter of 2011 and September 30, 2011:

•	EPS of $0.70 per share excluding acquisition and conversion costs. The average analyst estimate for EPS for the third quarter of 2011 as reported in First Call was $0.58 per share.

•	Loan growth of $110 million, or 2%, between quarter-ends (8% annualized rate), excluding loans, OREO, and other assets covered under FDIC loss share agreements (“Covered Assets”).

•	Core deposit growth (excluding time deposits) of $217 million, or 3% (14% annualized growth), compared to June 30, 2011.

•

Tax-equivalent net interest margin improved 34 basis points between the second and third quarters of 2011 (“linked quarter basis”) to 3.62%. The yield on FDIC covered loans (net of FDIC indemnification asset yield) was 4.93%, up 85 basis points compared to the second quarter of 2011 and up three basis points compared to management’s initial estimate of 4.90% for the third quarter.

•

Continued asset quality strength; Nonperforming assets (“NPAs”), excluding Covered Assets and impaired loans marked to fair value that were acquired in the OMNI and Cameron acquisitions, equated to 0.95% of total assets at September 30, 2011, compared to 0.84% at June 30, 2011.

•

The Company completed the share repurchase program announced on August 2, 2011. Under that program, 900,000 shares of the Company’s common stock were purchased during the third quarter of 2011 at a weighted average price of $45.98 per share. The closing price for the Company’s common stock was $51.30 per share on October 26, 2011.

•	The Company announced today the Board of Directors has authorized a new share repurchase program totaling an additional 900,000 shares of common stock to be completed over a one-year period.

•	Capital ratios remain strong; At September 30, 2011, the Company’s tangible common equity ratio was 9.77%, tier 1 leverage ratio was 10.55%, and total risk based capital ratio was 16.75%.

Balance Sheet Summary

Total assets increased $76 million, or 1%, since June 30, 2011, to $11.5 billion at September 30, 2011. Over this period, total loans increased $26 million, or less than 1%; investment securities decreased $158 million, or 7%; and total deposits increased $117 million, or 1%. Total shareholders’ equity decreased $35 million, or 2%, since June 30, 2011, to $1.5 billion at September 30, 2011. The decrease in shareholders’ equity was primarily due to the recently completed share repurchase program.

Investments

Total investment securities decreased $158 million during the third quarter of 2011, or 7%, to $2.1 billion at September 30, 2011. As a percentage of total assets, the investment portfolio edged down from 19% at June 30, 2011, to 18% at September 30, 2011. The investment portfolio had a modified duration of 2.6 years at September 30, 2011, compared to 2.9 years at June 30, 2011. The unrealized gain in the investment portfolio increased $12 million, from $30 million at June 30, 2011 to $42 million at September 30, 2011. Based on projected prepayment speeds and other assumptions, at September 30, 2011, the portfolio was expected to generate approximately $729 million in cash flows, or about 36% of the portfolio, over the next 15 months. The average yield on investment securities decreased two basis points on a linked quarter basis, to 2.72% in the third quarter of 2011. The Company holds in its investment portfolio primarily government agency and municipal securities. Municipal securities comprised only 10% of the total investment portfolio at September 30, 2011. The Company holds no sovereign debt or foreign derivative exposure and has an immaterial exposure to accelerated bond premium amortization.

Loans

In the third quarter of 2011, total loans increased $26 million, or less than 1%. The loan portfolio associated with the FDIC-assisted acquisitions declined $85 million, or 6%, compared to June 30, 2011. Excluding loans associated with the FDIC-assisted transactions, total loans increased $110 million, or 2%, over that period (8% annualized rate). On that basis, commercial and business banking loans climbed $113 million, or 3% (11% annualized rate), and consumer loans grew $22 million, or 2% (7% annualized rate), while mortgage loans declined $24 million, or 7%, over that period. Between the times at which the acquisitions were completed and September 30, 2011, loans acquired in FDIC-assisted acquisitions decreased by approximately $515 million, or 27%.

Of the $7.2 billion total loan portfolio at September 30, 2011, $1.4 billion (net of discounts), or 19% of total loans, were Covered Assets, which provide considerable protection against credit risk. Approximately $74 million of the impaired loans from Cameron and OMNI at the time of acquisitions were marked to an estimated fair value at the time of acquisition. The remaining $5.8 billion in loans, or 81% of total loans, were associated with the Company’s legacy franchise, or loans that were acquired but required no impairment at acquisition or have no FDIC loss share protection.

Period-End Loan Volumes ($ in Millions)

Loans

	9/30/10	12/31/10	3/31/11	6/30/11	9/30/11

Commercial	$2,947	$3,123	$3,255	$4,197	$4,310
Consumer	926	960	1,003	1,211	1,233
Mortgage	406	370	344	330	305

Non-FDIC Loans	$4,279	$4,453	$4,602	$5,738	$5,848
Covered Assets	$1,512	$1,583	$1,520	$1,463	$1,378

Total Loans	$5,791	$6,035	$6,122	$7,201	$7,226
Non-FDIC Growth	1%	4%	3%	25%	2%

On a linked quarter basis, the yield on average total loans (non-FDIC loans, and FDIC covered loans net of the FDIC indemnification asset) increased 37 basis points to 5.02%. The increase in this yield was primarily driven by the improvement in the yields on each the FDIC covered loans and the FDIC indemnification asset. The loan yield on FDIC covered loans net of the FDIC indemnification asset was 4.93%, an improvement of 85 basis points on a linked quarter basis.

Non-Covered and Net Covered Loan Portfolio Volumes And Yields ($ in Millions)

	3Q 2010		4Q 2010		1Q 2011		2Q 2011		3Q 2011
	Avg Bal	Yield	Avg Bal	Yield	Avg Bal	Yield	Avg Bal	Yield	Avg Bal	Yield

Non Covered Loans	$4,260	5.01%	$4,333	4.94%	$4,506	4.89%	$5,022	4.90%	$5,798	5.04%

FDIC Covered Loans	$1,571	9.27%	$1,466	10.67%	$1,546	14.20%	$1,490	10.89%	$1,422	7.82%
FDIC Indemnification Asset	866	-2.27%	900	-3.75%	709	-12.37%	666	-10.88%	627	-1.63%

Net Covered Loans	$2,437	5.13%	$2,366	5.14%	$2,254	5.74%	$2,156	4.08%	$2,048	4.93%

The Company projects the prospective yield and average balance on the net covered loan portfolio in the fourth quarter of 2011 to approximate the level reported for the third quarter of 2011, based on current FDIC loss share accounting assumptions and estimates.

Commercial real estate loans totaled $3.3 billion at September 30, 2011, of which approximately $0.8 billion, or 23%, were Covered Assets. In addition, these Covered Assets were purchased at substantial discounts.

At September 30, 2011, approximately 17% of the Company’s direct consumer loan portfolio (net of discounts) was Covered Assets or impaired loans marked to fair value. The remaining legacy consumer portfolio maintained favorable asset quality. The average credit score of the legacy consumer loan portfolio borrower was 723, and consumer loans past due 30 days or more were 0.55% of total consumer loans at September 30, 2011 (compared to 0.42% at June 30, 2011). Legacy home equity loans totaled $487 million, with 0.21% past due 30 days or more (0.34% at June 30, 2011). Legacy home equity lines of credit totaled $310 million, with 0.25% past due 30 days or more (0.17% at June 30, 2011). Annualized net charge-offs in this portfolio were 0.38% of total consumer loans in the third quarter of 2011 (0.02% in the second quarter of 2011). The weighted average loan-to-value at origination for this portfolio over the last three years was 67%.

The indirect automobile loan portfolio totaled $260 million at September 30, 2011, up $13 million, or 5%, compared to this portfolio at June 30, 2011. At September 30, 2011, this portfolio equated to 3% of total loans and had 0.96% in loans past due 30 days or more (including nonaccruing loans), compared to 0.78% at June 30, 2011. Annualized net charge-offs in the indirect loan portfolio equated to approximately 0.17% of average loans in the third quarter of 2011, compared to 0.09% in the second quarter of 2011. Approximately 81% of the indirect automobile portfolio was loans to borrowers in the Acadiana region of Louisiana, which currently experiences a relatively favorable unemployment rate (5.6% in August 2011, the 25th lowest unemployment rate of 372 MSAs in the United States).

Asset Quality

The Company’s credit quality statistics are significantly affected by the FDIC-assisted acquisitions. However, the loss share arrangements with the FDIC and acquisition discounts are expected to provide substantial protection against losses on those Covered Assets. Under loss share agreements in connection with the FDIC-assisted acquisitions, the FDIC will cover 80% of the losses on the disposition of loans and OREO up to $1.2 billion, or $965 million (the Company covered the remaining $241 million at acquisition). In addition, the FDIC will cover 95% of losses that exceed a $970 million threshold level. The Company received a discount of approximately $515 million on the purchase of assets in the transactions.

The majority of assets acquired in the four FDIC-assisted transactions completed in 2009 and 2010 are Covered Assets. Total NPAs at September 30, 2011, were $953 million, up $21 million, or 2%, compared to June 30, 2011. Excluding $864 million in NPAs which were Covered Assets or acquired impaired loans marked to fair value, NPAs at September 30, 2011 were $90 million, up $13 million, or 16%, compared to June 30, 2011. On that basis, NPAs were 0.95% of total assets at September 30, 2011, compared to 0.84% of assets at June 30, 2011 and 0.81% one year ago. The dollar increase in legacy NPAs and past dues is not indicative of deterioration in the overall legacy loan portfolio. The primary reason for the increase in NPAs and past dues was three loan relationships, each of which the Company does not expect to incur any material loss upon resolution.

Summary Asset Quality Statistics

($ thousands)	IBERIABANK Corp.
	3Q10*	4Q10*	1Q11*	2Q11**	3Q11**

Nonaccruals	$41,081	$49,496	$60,034	$56,434	$70,833
OREO & Foreclosed	16,968	18,496	17,056	18,461	17,809
90+ Days Past Due	6,817	1,455	454	2,191	1,149

Nonperforming Assets	$64,865	$69,447	$77,544	$77,085	$89,791

NPAs/Assets	0.81%	0.91%	1.01%	0.84%	0.95%
NPAs/(Loans + OREO)	1.51%	1.55%	1.68%	1.36%	1.55%
LLR/Loans	1.43%	1.40%	1.45%	1.28%	1.36%
Net Charge-Offs/Loans	0.57%	0.96%	-0.06%	0.13%	0.12%

*	Excludes the impact of all FDIC-assisted acquisitions
**	Excludes the impact of all FDIC-assisted acquisitions and acquired impaired loans from OMNI and Cameron

Excluding the FDIC-assisted transactions and impaired loans acquired at fair value, loans past due 30 days or more (including nonaccruing loans) increased $18 million, or 22%, and represented 1.68% of total loans at September 30, 2011, compared to 1.40% of total loans at June 30, 2011. On that basis, loans past due 30-89 days at September 30, 2011 totaled $26 million, or 0.44% of total loans (compared to 0.37% of total loans at June 30, 2011), and troubled debt restructurings at September 30, 2011, totaled $29 million, or 0.50% of total loans (compared to 0.40% of loans at June 30, 2011). All but $1 million in troubled debt restructurings were included in the NPAs at September 30, 2011. The Company reported classified assets excluding Covered Assets totaling $197 million at September 30, 2011, or 1.70% of total assets.

Loans Past Due 30 Days Or More And Nonaccruing Loans As % Of Loans Outstanding

	9/30/10	12/31/10	3/31/11	6/30/11	9/30/11

Consolidated (Ex-FDIC Covered Assets and SOP 03-3)
30+ days past due	0.52%	0.33%	0.35%	0.41%	0.46%
Non-accrual	0.96%	1.11%	1.30%	0.99%	1.22%

Total Past Due	1.48%	1.44%	1.65%	1.40%	1.68%

Consolidated (With FDIC Covered Assets)
30+ days past due	1.98%	2.44%	2.04%	1.41%	1.28%
Non-accrual	12.95%	12.10%	11.89%	10.17%	10.36%

Total Past Due	14.93%	14.54%	13.93%	11.58%	11.64%

The Company reported net charge-offs of $1.9 million in the third quarter of 2011, compared to $1.7 million on a linked quarter basis. The ratio of net charge-offs to average loans was 0.10% in the third quarter of 2011 (0.12% excluding Covered Assets and impaired loans acquired at fair value), unchanged compared to the second quarter of 2011. The Company recorded a $6 million loan loss provision in the third quarter of 2011, down $4 million, or 39%, on a linked quarter basis. Approximately $1 million in the provision was related to organic loan growth.

At September 30, 2011, the allowance for loan losses was 2.43% of total loans, compared to 2.36% at June 30, 2011. In accordance with generally accepted accounting principles, the Covered Assets and OMNI and Cameron acquired loans were preliminarily marked to market at acquisition, including estimated loan impairments. Excluding FDIC covered loans and impaired loans that were marked to fair value, the Company’s ratio of loan loss reserves to loans increased from 1.28% at June 30, 2011, to 1.33% at September 30, 2011. Excluding the Covered Assets and all other acquired loans, the Company’s ratio of loan loss reserve to loans increased from 1.47% at June 30, 2011 to 1.51% at September 30, 2011. Management considers the loan loss reserve adequate to absorb credit losses inherent in the loan portfolio at September 30, 2011.

Deposits

During the third quarter of 2011, total deposits increased $117 million, or 1%. Noninterest bearing deposits climbed $92 million, or 7% (28% annualized rate); NOW accounts increased $49 million, or 3%; savings and money market deposits expanded $76 million, or 2%; and time deposits decreased $101 million, or 4%.

Period-End Deposit Volumes ($ in Millions)

	9/30/10	12/31/10	3/31/11	6/30/11	9/30/11

Noninterest	$857	$879	$941	$1,323	$1,415
NOW Accounts	1,254	1,282	1,395	1,639	1,688
Savings/MMkt	3,013	2,910	2,919	3,284	3,360
Time Deposits	3,139	2,844	2,604	2,828	2,727

Total Deposits	$8,264	$7,915	$7,859	$9,074	$9,190
Growth	2%	-4%	-1%	15%	1%

Average noninterest bearing deposits increased $278 million, or 25%, and interest-bearing deposits increased $645 million, or 9%, on a linked quarter basis. The growth in average balances was influenced by the acquisitions of OMNI and Cameron which were completed during the second quarter of 2011. The rate on average interest bearing deposits in the third quarter of 2011 was 0.90%, a decrease of 12 basis points on a linked quarter basis.

Other Interest Bearing Liabilities

On a linked quarter basis, average long-term debt increased $42 million, or 10%, and the cost of the debt decreased eight basis points to 2.63% (due to the acquisitions). The Company had no short-term borrowings at September 30, 2011. The cost of average interest bearing liabilities was 0.98% in the third quarter of 2011, a decrease of 11 basis points on a linked quarter basis. For the month of September 2011, the average cost of interest bearing liabilities was 0.93%.

Capital Position

The Company maintains strong capital ratios. The equity-to-assets ratio was 12.77% at September 30, 2011, compared to 13.16% at June 30, 2011, and 12.38% one year ago. At September 30, 2011, the Company reported a tangible common equity ratio of 9.77%, a decrease of 38 basis points compared to 10.15% at June 30, 2011. The Company’s Tier 1 leverage ratio was 10.55%, down 146 basis points compared to 12.01% at June 30, 2011. The Company’s total risk-based capital ratio at September 30, 2011 was 16.75%, down 57 basis points compared to 17.32% at June 30, 2011. The decline in the capital ratios was primarily due to the share repurchase program that was completed during the third quarter of 2011.

Regulatory Capital Ratios

At September 30, 2011

Capital Ratio	Well Capitalized	IBERIABANK	IBERIABANK Corporation

Tier 1 Leverage	5.00%	9.00%	10.55%
Tier 1 Risk Based	6.00%	13.22%	15.49%
Total Risk Based	10.00%	14.48%	16.75%

At September 30, 2011, book value per share was $50.19, up $0.31, or 1%, compared to June 30, 2011. Tangible book value per share decreased $0.05, or less than 1%, over that period, to $37.12 at September 30, 2011.

On September 13, 2011, the Company declared a quarterly cash dividend of $0.34 per share. This dividend level equated to an annualized dividend rate of $1.36 per share and an indicated dividend yield of 2.65%, based on the closing stock price of the Company’s common stock of $51.30 per share on October 26, 2011. This price equated to 1.02 times September 30, 2011 book value per share of $50.19 and 1.38 times September 30, 2011 tangible book value per share of $37.12.

Interest Rate Risk Position

The Company’s interest rate risk modeling at September 30, 2011, indicated the Company is fairly balanced over a 12-month time frame. A 100 basis point instantaneous and parallel upward shift in interest rates at September 30, 2011, was estimated to increase net interest income over 12 months by approximately 2.0%. Similarly, a 100 basis point decrease in interest rates was expected to increase net interest income by approximately 0.3%. At September 30, 2011, approximately 51% of the Company’s total loan portfolio had fixed interest rates. Eliminating fixed rate loans that mature within a one-year time frame reduces this percentage to 48%. Approximately 77% of the Company’s time deposit base will re-price within 12 months from September 30, 2011.

Operating Results

On a linked quarter basis, the average earning asset yield increased 25 basis points, while the cost of interest bearing deposits and liabilities decreased 12 and 11 basis points, respectively. As a result, the tax-equivalent net interest spread and margin improved 35 and 34 basis points, respectively. The improvement in the yield on average earning assets was driven by the increase in yields on non-covered loans and FDIC covered loans net of the FDIC indemnification asset (the yield on average investment securities decreased two basis points on a linked quarter basis). Average non-covered total loan yield increased 14 basis points, and the yield on net FDIC covered loans increased by 85 basis points, resulting in an improvement in the total loan yield, net of the FDIC indemnification asset, of 37 basis points. On a linked quarter basis, tax-equivalent net interest income grew $17 million, or 21%, as average earning assets climbed $880 million, or 9%, and the margin improved 34 basis points. On a linked quarter basis, the Company’s balance sheet expanded as a result of the Cameron and OMNI acquisitions and organic loan growth, partially offset by compression of the Covered Assets.

Quarterly Average Yields/Cost (Taxable Equivalent Basis)

	3Q10	4Q10	1Q11	2Q11	3Q11

Earning Asset Yield	4.13%	4.16%	4.47%	4.17%	4.42%
Cost Of Int-Bearing Liabs	1.44%	1.27%	1.10%	1.09%	0.98%

Net Interest Spread	2.70%	2.89%	3.37%	3.09%	3.44%

Net Interest Margin	2.91%	3.10%	3.55%	3.28%	3.62%

Aggregate noninterest income increased $6 million, or 20%, on a linked quarter basis. Mortgage revenues increased $4 million, or 43%, service charges on deposit accounts increased $1 million, or 17%, title revenue increased $408,000 (an increase of 9%), FDIC reimbursements on Covered Assets increased $452,000, and trust income rose 74% on a linked quarter basis.

The Company originated $504 million in mortgage loans during the third quarter of 2011, up $151 million, or 43%, on a linked quarter basis. Client loan refinancing opportunities accounted for approximately 37% of mortgage loan applications in the third quarter of 2011, compared to 19% in the second quarter of 2011, and approximately 50% between September 30, 2011, and October 21, 2011. The Company sold $447 million in mortgage loans during the third quarter of 2011, up $112 million, or 34%, compared to the second quarter of 2011. Sales margins remained fairly stable on a linked quarter basis. Gains on the sale of mortgage loans increased $4 million, or 43%, on a linked quarter basis. The mortgage origination pipeline was approximately $229 million at September 30, 2011, compared to $154 million at June 30, 2011, and approximately $225 million at October 21, 2011. Mortgage loan repurchases and make-whole payments were less than $0.3 million in each of the three quarters of 2011.

Noninterest expense increased $7 million, or 7%, on a linked quarter basis, excluding acquisition and conversion-related costs that totaled approximately $6 million in each the second and third quarters of 2011. Excluding acquisition and conversion-related costs, compensation and benefit costs increased $6 million on a linked quarter basis (an increase of 13%) and occupancy and equipment expense increased $1 million, or 13%. Influencing those linked quarter comparisons was the impact of increased operating expenses associated with the Cameron and OMNI franchises, which were acquired in May 2011 and the related conversions completed in June and July of 2011. In the second quarter of 2011, the Company incurred costs totaling approximately $3 million in association with a potential settlement on a class action lawsuit and a trust preferred securities prepayment premium; no similar costs were incurred in the third quarter of 2011.

The tangible efficiency ratio of IBERIABANK, excluding acquisition and conversion costs, was approximately 67% in the third quarter of 2011, compared to 75% in the second quarter of 2011.

IBERIABANK Corporation

IBERIABANK Corporation is a financial holding company with 262 combined offices, including 171 bank branch offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 24 title insurance offices in Arkansas and Louisiana, mortgage representatives in 60 locations in 12 states, six locations with representatives of IBERIA Wealth Advisors in four states, and one IBERIA Capital Partners, LLC office in New Orleans. The Company opened one new bank branch office since June 30, 2011, in Hoover, Alabama, and a new mortgage office in Slidell, Louisiana.

The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.” The Company’s market capitalization was approximately $1.5 billion, based on the NASDAQ closing stock price on October 26, 2011.

The following 13 investment firms currently provide equity research coverage on IBERIABANK Corporation:

•	B. Riley & Company

•	FIG Partners, LLC

•	Guggenheim Partners

•	Keefe, Bruyette & Woods

•	Morgan Keegan & Company, Inc.

•	Oppenheimer & Co., Inc.

•	Raymond James & Associates, Inc.

•	Robert W. Baird & Company

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	Stifel Nicolaus & Company

•	SunTrust Robinson-Humphrey

•	Wunderlich Securities

Conference Call

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Thursday, October 27, 2011, beginning at 9:00 a.m. Central Time by dialing 1-877-777-1967. The confirmation code for the call is 218719. A replay of the call will be available until midnight Central Time on November 3, 2011 by dialing 1-800-475-6701. The confirmation code for the replay is 218719. The Company has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on the Company’s web site, www.iberiabank.com, under “Investor Relations” and then “Presentations.”

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant activities or nonrecurring transactions. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP disclosures are included as tables at the end of this release.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as the current level of market volatility and our ability to execute our growth strategy, including the availability of future FDIC-assisted failed bank opportunities, unanticipated losses related to the integration of, and accounting for, acquired businesses and assets and assumed liabilities in FDIC-assisted transactions, adjustments of fair values of acquired assets and assumed liabilities and of deferred taxes in FDIC-assisted acquisitions, credit risk of our customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, increases in FDIC insurance assessments, geographic concentration of our markets and economic conditions in these markets, rapid changes in the financial services industry, dependence on our operational, technological, and organizational infrastructure, hurricanes and other adverse weather events, the volatility and low trading volume of our common stock, and valuation of intangible assets. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”), available at the SEC’s website, http://www.sec.gov, and the Company’s website, http://www.iberiabank.com, under the heading “Investor Information.” All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended			For The Quarter Ended
	September 30,			June 30,
	2011	2010	% Change	2011	% Change

Income Data (in thousands):
Net Interest Income	$92,435	$69,933	32%	$75,965	22%
Net Interest Income (TE) (1)	94,778	71,702	32%	78,008	21%
Net Income	17,299	13,940	24%	5,186	234%
Earnings Available to Common Shareholders - Basic	17,299	13,940	24%	5,186	234%
Earnings Available to Common Shareholders - Diluted	16,992	13,652	24%	5,099	233%

Per Share Data:
Earnings Available to Common Shareholders - Basic	$0.58	$0.52	11%	$0.19	212%
Earnings Available to Common Shareholders - Diluted	0.58	0.52	12%	0.18	213%
Book Value Per Common Share	50.19	48.63	3%	49.88	1%
Tangible Book Value Per Common Share (2)	37.12	38.76	(4%)	37.17	(0%)
Cash Dividends	0.34	0.34	—	0.34	—
Closing Stock Price	47.06	49.98	(6%)	57.64	(18%)

Key Ratios: (3)
Operating Ratios:
Return on Average Assets	0.59%	0.52%		0.20%
Return on Average Common Equity	4.56%	4.21%		1.50%
Return on Average Tangible Common Equity (2)	6.44%	5.60%		2.20%
Net Interest Margin (TE) (1)	3.62%	2.91%		3.28%
Efficiency Ratio	76.8%	75.3%		86.7%
Tangible Efficiency Ratio (TE) (1) (2)	74.2%	72.6%		83.6%
Full-time Equivalent Employees	2,541	2,097		2,560

Capital Ratios:
Tangible Common Equity Ratio	9.77%	10.12%		10.15%
Tangible Common Equity to Risk-Weighted Assets	14.36%	17.36%		14.96%
Tier 1 Leverage Ratio	10.55%	10.85%		12.01%
Tier 1 Capital Ratio	15.49%	18.77%		16.06%
Total Risk Based Capital Ratio	16.75%	20.03%		17.32%
Common Stock Dividend Payout Ratio	57.7%	65.5%		198.1%

Asset Quality Ratios:
Excluding FDIC Covered Assets and SOP 03-3 acquired loans
Nonperforming Assets to Total Assets (4)	0.95%	0.81%		0.84%
Allowance for Loan Losses to Loans	1.33%	1.43%		1.28%
Net Charge-offs to Average Loans	0.12%	0.57%		0.13%
Nonperforming Assets to Total Loans and OREO (4)	1.55%	1.51%		1.36%

	For The Quarter Ended		For The Quarter Ended
	September 30,		June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010
Balance Sheet Summary (in thousands):	End of Period	Average	Average	Average	Average
Excess Liquidity (5)	$263,924	$217,447	$104,819	$217,017	$616,267
Total Investment Securities	2,057,359	2,152,993	2,061,814	2,030,287	2,014,934
Loans, Net of Unearned Income	7,226,324	7,219,398	6,511,894	6,051,841	5,799,144
Loans, Net of Unearned Income, Excluding Covered Loans and SOP 03-3	5,785,769	5,734,824	4,997,159	4,506,308	4,333,046
Total Assets	11,528,862	11,548,123	10,439,384	10,005,614	10,369,615
Total Deposits	9,190,029	9,169,770	8,246,544	7,893,757	8,134,590
Total Shareholders’ Equity	1,472,241	1,505,366	1,387,239	1,313,138	1,314,184

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(3)	All ratios are calculated on an annualized basis for the period indicated.
(4)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets.
(5)	Excess Liquidity includes interest-bearing deposits in banks and fed funds sold.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

BALANCE SHEET (End of Period)	September 30,			June 30,
	2011	2010	% Change	2011	% Change
ASSETS
Cash and Due From Banks	$206,464	$99,670	107.1%	$193,360	6.8%
Interest-bearing Deposits in Banks	263,924	804,012	(67.2%)	68,444	285.6%

Total Cash and Equivalents	470,388	903,682	(47.9%)	261,804	79.7%
Investment Securities Available for Sale	1,776,826	1,587,088	12.0%	1,937,169	(8.3%)
Investment Securities Held to Maturity	280,533	320,707	(12.5%)	278,192	0.8%

Total Investment Securities	2,057,359	1,907,795	7.8%	2,215,361	(7.1%)
Mortgage Loans Held for Sale	131,726	171,545	(23.2%)	75,615	74.2%
Loans, Net of Unearned Income	7,226,324	5,791,378	24.8%	7,200,646	0.4%
Allowance for Loan Losses	(175,320)	(131,954)	32.9%	(169,988)	3.1%

Loans, net	7,051,004	5,659,424	24.6%	7,030,658	0.3%
Loss Share Receivable	601,862	906,014	(33.6%)	670,465	(10.2%)
Premises and Equipment	280,709	201,626	39.2%	275,502	1.9%
Goodwill and Other Intangibles	383,612	265,477	44.5%	383,969	(0.1%)
Other Assets	552,202	540,738	2.1%	539,046	2.4%

Total Assets	$11,528,862	$10,556,301	9.2%	$11,452,420	0.7%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$1,414,520	$856,882	65.1%	$1,322,546	7.0%
NOW Accounts	1,688,310	1,254,514	34.6%	1,638,839	3.0%
Savings and Money Market Accounts	3,359,711	3,013,378	11.5%	3,283,793	2.3%
Certificates of Deposit	2,727,488	3,139,381	(13.1%)	2,828,344	(3.6%)

Total Deposits	9,190,029	8,264,155	11.2%	9,073,522	1.3%
Short-term Borrowings	—	30,190	(100.0%)	10,000	(100.0%)
Securities Sold Under Agreements to Repurchase	214,824	259,058	(17.1%)	205,778	4.4%
Trust Preferred Securities	111,862	111,337	0.5%	111,862	0.0%
Other Long-term Debt	350,120	329,578	6.2%	351,154	(0.3%)
Other Liabilities	189,786	255,131	(25.6%)	193,116	(1.7%)

Total Liabilities	10,056,621	9,249,449	8.7%	9,945,432	1.1%
Total Shareholders’ Equity	1,472,241	1,306,852	12.7%	1,506,988	(2.3%)

Total Liabilities and Shareholders’ Equity	$11,528,862	$10,556,301	9.2%	$11,452,420	0.7%

BALANCE SHEET (Average)	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010
ASSETS
Cash and Due From Banks	$199,610	$157,412	$145,062	$100,550	$95,687
Interest-bearing Deposits in Banks	217,423	104,800	211,773	608,927	959,540
Investment Securities	2,152,993	2,061,814	2,030,287	2,014,934	1,919,056
Mortgage Loans Held for Sale	87,769	56,783	47,883	127,723	131,944
Loans, Net of Unearned Income	7,219,398	6,511,894	6,051,841	5,799,144	5,830,711
Allowance for Loan Losses	(172,030)	(147,889)	(135,525)	(129,082)	(92,941)
Loss Share Receivable	626,551	666,159	708,809	899,558	865,810
Other Assets	1,216,409	1,028,411	945,484	947,861	931,381

Total Assets	$11,548,123	$10,439,384	$10,005,614	$10,369,615	$10,641,188

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$1,368,014	$1,090,281	$901,529	$881,634	$840,765
NOW Accounts	1,682,568	1,472,547	1,338,437	1,269,316	1,281,554
Savings and Money Market Accounts	3,350,035	3,053,046	2,922,483	2,995,002	2,953,907
Certificates of Deposit	2,769,153	2,630,670	2,731,308	2,988,638	3,204,675

Total Deposits	9,169,770	8,246,544	7,893,757	8,134,590	8,280,901
Short-term Borrowings	—	21,919	—	3,234	17,402
Securities Sold Under Agreements to Repurchase	218,290	200,565	216,494	233,116	214,411
Trust Preferred Securities	111,862	106,944	109,119	111,292	136,107
Long-term Debt	352,610	315,570	307,964	324,528	431,059
Other Liabilities	190,225	160,603	165,142	248,671	248,739

Total Liabilities	10,042,757	9,052,145	8,692,476	9,055,431	9,328,619
Total Shareholders’ Equity	1,505,366	1,387,239	1,313,138	1,314,184	1,312,569

Total Liabilities and Shareholders’ Equity	$11,548,123	$10,439,384	$10,005,614	$10,369,615	$10,641,188

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Three Months Ended
INCOME STATEMENT	September 30,			June 30,
	2011	2010	% Change	2011	% Change

Interest Income	$113,430	$99,818	13.6%	$97,127	16.8%
Interest Expense	20,995	29,885	(29.7%)	21,162	(0.8%)

Net Interest Income	92,435	69,933	32.2%	75,965	21.7%
Provision for Loan Losses	6,127	5,128	19.5%	9,990	(38.7%)

Net Interest Income After Provision for Loan Losses	86,308	64,805	33.2%	65,975	30.8%
Service Charges	7,448	6,085	22.4%	6,343	17.4%
ATM / Debit Card Fee Income	3,132	2,562	22.2%	2,966	5.6%
BOLI Proceeds and Cash Surrender Value Income	924	726	27.2%	748	23.6%
Gain on Acquisition	—	—	0.0%	—	0.0%
Gain on Sale of Loans, net	13,438	13,518	(0.6%)	9,389	43.1%
Gain (Loss) on Sale of Investments, net	1,206	4,176	(71.1%)	1,428	(15.6%)
Title Revenue	4,900	4,852	1.0%	4,492	9.1%
Broker Commissions	2,501	2,320	7.8%	2,624	(4.7%)
Other Noninterest Income	3,571	2,542	40.5%	2,998	19.1%

Total Noninterest Income	37,120	36,781	0.9%	30,988	19.8%
Salaries and Employee Benefits	52,679	40,932	28.7%	46,048	14.4%
Occupancy and Equipment	14,017	8,779	59.7%	12,067	16.2%
Amortization of Acquisition Intangibles	1,385	1,316	5.2%	1,183	17.2%
Other Noninterest Expense	31,485	29,343	7.3%	33,409	(5.8%)

Total Noninterest Expense	99,566	80,371	23.9%	92,706	7.4%
Income Before Income Taxes	23,862	21,215	12.5%	4,257	460.6%
Income Taxes	6,563	7,275	(9.8%)	(929)	806.2%

Net Income	$17,299	$13,940	24.1%	$5,186	233.6%

Preferred Stock Dividends	—	—	—	—	—

Earnings Available to Common Shareholders - Basic	17,299	13,940	24.1%	5,186	233.6%

Earnings Allocated to Unvested Restricted Stock	(307)	(288)	6.6%	(87)	252.6%

Earnings Available to Common Shareholders - Diluted	16,992	13,652	24.5%	5,099	233.2%

Earnings Per Share, diluted	$0.58	$0.52	11.7%	$0.18	212.9%

Impact of Merger-related Expenses	$0.12	$0.04	249.8%	$0.15	(18.3%)

Earnings Per Share, diluted, Excluding Merger-related Expenses	$0.70	$0.56	261.6%	$0.33	114.8%

NUMBER OF SHARES OUTSTANDING
Basic Shares (Average)	29,908,906	26,840,723	11.4%	28,015,846	6.8%
Diluted Shares (Average)	29,472,519	26,460,084	11.4%	27,677,313	6.5%
Book Value Shares (Period End) (1)	29,332,856	26,872,742	9.2%	30,214,550	(2.9%)

	2011			2010
INCOME STATEMENT	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter

Interest Income	$113,430	$97,127	$99,434	$97,716	$99,818
Interest Expense	20,995	21,162	20,686	25,367	29,885

Net Interest Income	92,435	75,965	78,748	72,349	69,933
Provision for Loan Losses	6,127	9,990	5,471	11,224	5,128

Net Interest Income After Provision for Loan Losses	86,308	65,975	73,277	61,125	64,805
Total Noninterest Income	37,120	30,988	28,295	38,052	36,781
Total Noninterest Expense	99,566	92,706	81,732	81,102	80,371

Income Before Income Taxes	23,862	4,257	19,840	18,075	21,215
Income Taxes	6,563	(929)	5,193	5,033	7,275

Net Income	$17,299	$5,186	$14,647	$13,042	$13,940

Preferred Stock Dividends	—	—	—	—	—

Earnings Available to Common Shareholders - Basic	17,299	5,186	14,647	13,042	13,940

Earnings Allocated to Unvested Restricted Stock	(307)	(87)	(291)	(261)	(288)

Earnings Available to Common Shareholders - Diluted	$16,992	$5,099	$14,356	$12,781	$13,652

Earnings Per Share, basic	$0.58	$0.19	$0.54	$0.49	$0.52

Earnings Per Share, diluted	$0.58	$0.18	$0.54	$0.48	$0.52

Book Value Per Common Share	$50.19	$49.88	$48.68	$48.50	$48.63
Tangible Book Value Per Common Share	$37.12	$37.17	$38.95	$38.68	$38.76

Return on Average Assets	0.59%	0.20%	0.59%	0.50%	0.52%
Return on Average Common Equity	4.56%	1.50%	4.52%	3.94%	4.21%
Return on Average Tangible Common Equity	6.44%	2.20%	5.95%	5.26%	5.60%

(1)	Shares used for book value purposes exclude shares held in treasury at the end of the period.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Nine Months Ended
INCOME STATEMENT	September 30,
	2011	2010	% Change

Interest Income	$309,991	$298,655	3.8%
Interest Expense	62,842	89,377	(29.7%)

Net Interest Income	247,149	209,278	18.1%
Provision for Loan Losses	21,589	31,227	(30.9%)

Net Interest Income After Provision for Loan Losses	225,560	178,051	26.7%
Service Charges	19,303	18,361	5.1%
ATM / Debit Card Fee Income	9,011	7,444	21.0%
BOLI Proceeds and Cash Surrender Value Income	2,397	2,153	11.4%
Gain on Acquisition	—	3,781	(100.0%)
Gain on Sale of Loans, net	31,719	31,517	0.6%
Gain (Loss) on Sale of Investments, net	2,682	5,158	(48.0%)
Title Revenue	13,202	13,368	(1.2%)
Broker Commissions	7,767	5,204	49.3%
Other Noninterest Income	10,322	8,851	16.6%

Total Noninterest Income	96,403	95,837	0.6%
Salaries and Employee Benefits	142,356	116,323	22.4%
Occupancy and Equipment	35,196	24,493	43.7%
Amortization of Acquisition Intangibles	3,737	3,595	3.9%
Other Noninterest Expense	92,715	78,736	17.8%

Total Noninterest Expense	274,004	223,147	22.8%
Income Before Income Taxes	47,959	50,741	(5.5%)
Income Taxes	10,827	14,958	(27.6%)

Net Income	$37,132	$35,783	3.8%

Preferred Stock Dividends	—	—	—

Earnings Available to Common Shareholders - Basic	37,132	35,783	3.8%

Earnings Allocated to Unvested Restricted Stock	(682)	(716)	(4.8%)

Earnings Available to Common Shareholders - Diluted	36,450	35,067	3.9%

Earnings Per Share, diluted	$1.31	$1.40	(6.8%)

Impact of Merger-related Expenses	$0.31	$0.19	65.3%

Earnings Per Share, diluted, Excluding Merger-related Expenses	$1.62	$1.59	58.5%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

LOANS RECEIVABLE	September 30,			June 30,
	2011	2010	% Change	2011	% Change
Residential Mortgage Loans:
Residential 1-4 Family	$511,524	$647,657	(21.0%)	$546,339	(6.4%)
Construction/ Owner Occupied	17,256	14,564	18.5%	17,694	(2.5%)

Total Residential Mortgage Loans	528,780	662,221	(20.2%)	564,033	(6.3%)
Commercial Loans:
Real Estate	3,335,650	2,483,420	34.3%	3,398,830	(1.9%)
Business	1,884,056	1,415,088	33.1%	1,762,719	6.9%

Total Commercial Loans	5,219,706	3,898,508	33.9%	5,161,549	1.1%
Consumer Loans:
Indirect Automobile	260,002	266,859	(2.6%)	247,103	5.2%
Home Equity	1,022,134	821,608	24.4%	1,006,113	1.6%
Automobile	36,753	30,511	20.5%	34,331	7.1%
Credit Card Loans	45,700	42,370	7.9%	45,461	0.5%
Other	113,249	69,301	63.4%	142,056	(20.3%)

Total Consumer Loans	1,477,838	1,230,649	20.1%	1,475,064	0.2%

Total Loans Receivable	7,226,324	5,791,378	24.8%	7,200,646	0.4%

Allowance for Loan Losses	(175,320)	(131,954)		(169,988)

Loans Receivable, Net	$7,051,004	$5,659,424		$7,030,658

ASSET QUALITY DATA (1)	September 30,			June 30,
	2011	2010	% Change	2011	% Change
Nonaccrual Loans	$805,247	$871,353	(7.6%)	$790,953	1.8%
Foreclosed Assets	32	173	(81.6%)	18	81.6%
Other Real Estate Owned	123,275	57,322	115.1%	117,724	4.7%
Accruing Loans More Than 90 Days Past Due	24,741	43,593	(43.2%)	23,070	7.2%

Total Nonperforming Assets	$953,295	$972,441	(2.0%)	$931,765	2.3%

Loans 30-89 Days Past Due	74,604	89,786	(16.9%)	86,880	(14.1%)

Nonperforming Assets to Total Assets	8.27%	9.21%	(10.2%)	8.14%	1.6%
Nonperforming Assets to Total Loans and OREO	12.97%	16.63%	(22.0%)	12.73%	1.9%
Allowance for Loan Losses to Nonperforming Loans (4)	21.1%	14.4%	46.5%	20.9%	1.2%
Allowance for Loan Losses to Nonperforming Assets	18.4%	13.6%	35.5%	18.2%	0.8%
Allowance for Loan Losses to Total Loans	2.43%	2.28%	6.5%	2.36%	2.8%
Year to Date Charge-offs	$10,186	$22,638	(55.0%)	$5,962	N/M
Year to Date Recoveries	(7,352)	(6,103)	20.5%	(5,008)	N/M

Year to Date Net Charge-offs (Recoveries)	$2,834	$16,535	(82.9%)	$954	N/M

Quarter to Date Net Charge-offs (Recoveries)	$1,880	$5,330	(64.7%)	$1,718	9.4%

(1)	For purposes of this table, nonperforming assets include all loans meeting nonperforming asset criteria, including assets acquired in FDIC-assisted transactions.
(2)	Troubled debt restructurings meeting past due and nonaccruing criteria are included in loans past due and nonaccrual loans above.
(3)	Current troubled debt restructurings are defined as troubled debt restructurings not past due or on nonaccrual status for the respective periods.
(4)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.

N/M	- Comparison of the information presented is not meaningful given the periods presented

IBERIABANK CORPORATION (EXCLUDING COVERED ASSETS AND SOP 03-3)

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

LOANS RECEIVABLE (Ex-Covered Assets and SOP 03-3) (1)	September 30,			June 30,
	2011	2010	% Change	2011	% Change
Residential Mortgage Loans:
Residential 1-4 Family	$288,009	$392,130	(26.6%)	$312,022	(7.7%)
Construction/ Owner Occupied	17,256	14,564	18.5%	17,694	(2.5%)

Total Residential Mortgage Loans	305,265	406,694	(24.9%)	329,716	(7.4%)
Commercial Loans:
Real Estate	2,574,754	1,712,216	50.4%	2,577,101	(0.1%)
Business	1,680,612	1,234,636	36.1%	1,554,493	8.1%

Total Commercial Loans	4,255,366	2,946,852	44.4%	4,131,594	3.0%
Consumer Loans:
Indirect Automobile	259,789	266,859	(2.6%)	247,103	5.1%
Home Equity	779,925	516,544	51.0%	742,560	5.0%
Automobile	36,750	30,511	20.4%	34,330	7.0%
Credit Card Loans	44,710	41,242	8.4%	44,438	0.6%
Other	103,964	70,685	47.1%	133,770	(22.3%)

Total Consumer Loans	1,225,138	925,841	32.3%	1,202,201	1.9%

Total Loans Receivable	5,785,769	4,279,386	35.2%	5,663,511	2.2%

Allowance for Loan Losses	(76,864)	(61,377)		(72,273)

Loans Receivable, Net	$5,708,905	$4,218,009		$5,591,238

ASSET QUALITY DATA (Ex-Covered Assets) (1)	September 30,			June 30,
	2011	2010	% Change	2011	% Change
Nonaccrual Loans	$70,833	$41,081	72.4%	$56,434	25.5%
Foreclosed Assets	32	20	63.2%	17	86.9%
Other Real Estate Owned	17,777	16,948	4.9%	18,443	(3.6%)
Accruing Loans More Than 90 Days Past Due	1,149	6,817	(83.1%)	2,191	(47.5%)

Total Nonperforming Assets	$89,791	$64,866	38.4%	$77,085	16.5%

Loans 30-89 Days Past Due	25,677	15,578	64.8%	21,234	20.9%

Troubled Debt Restructurings (2)	29,105	17,632	65.1%	22,519	29.2%
Current Troubled Debt Restructurings (3)	1,415	13,650	(89.6%)	94	1402.6%

Nonperforming Assets to Total Assets	0.95%	0.81%	18.1%	0.84%	14.1%
Nonperforming Assets to Total Loans and OREO	1.55%	1.51%	3.0%	1.36%	14.3%
Allowance for Loan Losses to Nonperforming Loans (4)	106.8%	128.1%	(16.7%)	123.3%	(13.4%)
Allowance for Loan Losses to Nonperforming Assets	85.6%	94.6%	(9.5%)	93.8%	(8.7%)
Allowance for Loan Losses to Total Loans	1.33%	1.43%	(7.4%)	1.28%	3.8%
Year to Date Charge-offs	$9,516	$22,316	(57.4%)	$5,466	N/M
Year to Date Recoveries	(6,562)	(6,071)	8.1%	(4,493)	N/M

Year to Date Net Charge-offs (Recoveries)	$2,954	$16,245	(81.8%)	$973	N/M

Quarter to Date Net Charge-offs (Recoveries)	$1,711	$6,123	(72.1%)	$1,628	5.1%

(1)	For purposes of this table, loan balances and nonperforming assets exclude assets acquired in FDIC-assisted transactions and acquired impaired loans from OMNI and Cameron.
(2)	Troubled debt restructurings meeting past due and nonaccruing criteria are included in loans past due and nonaccrual loans above.
(3)	Current troubled debt restructurings are defined as troubled debt restructurings not past due for the respective periods.
(4)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.

N/M - Comparison of the information presented is not meaningful given the periods presented

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	September 30, 2011		June 30, 2011		September 30, 2010
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$547,458	6.87%	$580,273	6.15%	$710,112	7.42%
Commercial Loans (TE) (1)	5,201,711	5.23%	4,559,315	6.49%	3,918,158	5.88%
Consumer and Other Loans	1,470,229	6.38%	1,372,306	5.44%	1,202,442	6.21%

Total Loans	7,219,398	5.59%	6,511,894	6.24%	5,830,712	6.14%
Loss Share Receivable	626,551	-1.63%	666,159	-10.88%	865,810	-2.27%

Total Loans and Loss Share Receivable	7,845,949	5.02%	7,178,053	4.65%	6,696,522	5.05%
Mortgage Loans Held for Sale	87,769	4.19%	56,783	4.53%	131,944	4.26%
Investment Securities (TE) (1)(2)	2,110,070	2.72%	2,041,303	2.74%	1,843,511	2.90%
Other Earning Assets	278,771	0.78%	166,528	1.00%	1,032,387	0.36%

Total Earning Assets	10,322,559	4.42%	9,442,667	4.17%	9,704,364	4.13%
Allowance for Loan Losses	(172,030)		(147,889)		(92,941)
Nonearning Assets	1,397,594		1,144,606		1,029,765

Total Assets	$11,548,123		$10,439,384		$10,641,188

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities
Deposits:
NOW Accounts	$1,682,568	0.45%	$1,472,547	0.54%	$1,281,554	0.67%
Savings and Money Market Accounts	3,350,035	0.69%	3,053,046	0.76%	2,953,907	1.18%
Certificates of Deposit	2,769,153	1.43%	2,630,670	1.58%	3,204,675	1.71%

Total Interest-bearing Deposits	7,801,756	0.90%	7,156,263	1.02%	7,440,136	1.32%
Short-term Borrowings	218,290	0.28%	222,484	0.25%	231,813	0.39%
Long-term Debt	464,472	2.63%	422,514	2.71%	567,166	3.35%

Total Interest-bearing Liabilities	8,484,518	0.98%	7,801,261	1.09%	8,239,115	1.44%
Noninterest-bearing Demand Deposits	1,368,014		1,090,281		840,765
Noninterest-bearing Liabilities	190,225		160,603		248,727

Total Liabilities	10,042,757		9,052,145		9,328,607
Shareholders’ Equity	1,505,366		1,387,239		1,312,581

Total Liabilities and Shareholders’ Equity	$11,548,123		$10,439,384		$10,641,188

Net Interest Spread	$92,435	3.44%	$75,965	3.09%	$69,933	2.70%
Tax-equivalent Benefit	2,343	0.09%	2,043	0.08%	1,769	0.07%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$94,778	3.62%	$78,008	3.28%	$71,702	2.91%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Nine Months Ended
	September 30, 2011		September 30, 2010
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$579,197	6.85%	$867,399	6.75%
Commercial Loans (TE) (1)	4,651,752	6.13%	3,754,208	5.85%
Consumer and Other Loans	1,367,705	6.63%	1,107,893	6.49%

Total Loans	6,598,654	6.30%	5,729,500	6.11%
Loss Share Receivable	666,872	-8.47%	937,261	-0.62%

Total Loans and Loss Share Receivable	7,265,526	5.36%	6,666,761	5.57%
Mortgage Loans Held for Sale	64,291	5.02%	88,716	4.45%
Investment Securities (TE) (1)(2)	2,053,004	2.67%	1,653,686	3.16%
Other Earning Assets	240,755	0.77%	942,559	0.30%

Total Earning Assets	9,623,576	4.36%	9,351,722	4.31%
Allowance for Loan Losses	(151,948)		(70,453)
Nonearning Assets	1,198,396		999,472

Total Assets	$10,670,024		$10,280,741

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities
Deposits:
NOW Accounts	$1,499,111	0.52%	$1,341,581	0.72%
Savings and Money Market Accounts	3,110,088	0.74%	2,680,060	1.44%
Certificates of Deposit	2,710,515	1.57%	3,132,881	1.61%

Total Interest-bearing Deposits	7,319,714	1.00%	7,154,522	1.38%
Short-term Borrowings	219,096	0.25%	209,297	0.39%
Long-term Debt	434,863	2.32%	647,229	3.03%

Total Interest-bearing Liabilities	7,973,673	1.05%	8,011,048	1.49%
Noninterest-bearing Demand Deposits	1,121,650		828,294
Noninterest-bearing Liabilities	172,082		213,343

Total Liabilities	9,267,405		9,052,685
Shareholders’ Equity	1,402,619		1,228,056

Total Liabilities and Shareholders’ Equity	$10,670,024		$10,280,741

Net Interest Spread	$247,149	3.30%	$209,278	2.82%
Tax-equivalent Benefit	5,832	0.08%	6,193	0.08%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$252,981	3.48%	$215,471	3.04%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(dollars in thousands)

	For The Quarter Ended
	9/30/2011	6/30/2011	9/30/2010

Net Interest Income	$92,435	$75,965	$69,933
Effect of Tax Benefit on Interest Income	2,343	2,043	1,769

Net Interest Income (TE) (1)	94,778	78,008	71,702

Noninterest Income	37,120	30,988	36,781
Effect of Tax Benefit on Noninterest Income	498	403	391

Noninterest Income (TE) (1)	37,618	31,391	37,172

Total Revenues (TE) (1)	$132,396	$109,399	$108,874

Total Noninterest Expense	$99,566	$92,706	$80,371
Less Intangible Amortization Expense	(1,385)	(1,183)	(1,316)

Tangible Operating Expense (2)	$98,181	$91,523	$79,055

Return on Average Common Equity	4.56%	1.50%	4.21%
Effect of Intangibles (2)	1.88%	0.70%	1.39%

Return on Average Tangible Common Equity (2)	6.44%	2.20%	5.60%

Efficiency Ratio	76.9%	86.7%	75.3%
Effect of Tax Benefit Related to Tax Exempt Income	(1.7%)	(2.0%)	(1.5%)

Efficiency Ratio (TE) (1)	75.2%	84.7%	73.8%
Effect of Amortization of Intangibles	(1.0%)	(1.1%)	(1.2%)

Tangible Efficiency Ratio (TE) (1) (2)	74.2%	83.6%	72.6%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.